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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                                  FORM 12b-25

                                              Commission File Number: 0-22890
                                              CUSIP Number:      [801003 10 4]

                   NOTIFICATION OF LATE FILING

     (Check One):   [X] Form 10-K  [ ] Form 11-K  [ ] Form 20-F   [ ] Form 10-Q
                    [ ] Form 10-N-SAR

For Period Ended:  December 31, 1999
                   -----------------

[ ] Transition Report on Form 10-K           [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F           [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
                                ---------------------------

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                       ------------------------
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                     Part I -  Registrant Information

Full Name of Registrant:        SANGSTAT MEDICAL CORPORATION

Former Name If Applicable:
                           -------------------------------------------

Address of Principal Executive Office (Street and Number):

                              6300 Dumbarton Circle

                           Fremont, California  94555
                          --------------------------------
                          City, State and Zip Code

                     Part II - Rules 12b-25 (b) and (c)

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

[X]  (a)       The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b)       The subject annual report, semi-annual  report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)       The accountant's statement or other exhibit required by
               Rule 12b-25(c) has been attached if applicable.


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                     Part III - Narrative

          State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


      The Company is in the process of (i) incorporating disclosures regarding recent events material to the Company's business and (ii) finalizing financial disclosure information for the year ended December 31, 1999, and will be unable to file its Annual Report on Form 10-K by March 30, 2000, the required filing date, without unreasonable effort or expense.




                     Part IV - Other Information

               (1) Name and telephone number of person to contact in regard to this notification:

       Carole L. Nuechterlein                       (510) 789-4300
       Vice President and General Counsel


               (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 [X] Yes       [ ] No



               (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [ ] Yes       [X] No

                    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                                  SIGNATURE
                          SANGSTAT MEDICAL CORPORATION

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 30, 2000                 By:  /s/ JEAN-JACQUES BIENAIME
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                                          Jean-Jacques Bienaime,
                                          President and Chief Executive Officer